Exhibit 10.2

THE SIMSBURY BANK & TRUST COMPANY Endorsement Split Dollar Insurance Agreement

THE SIMSBURY BANK & TRUST COMPANY
ENDORSEMENT SPLIT DOLLAR INSURANCE AGREEMENT

THIS ENDORSEMENT SPLIT DOLLAR INSURANCE AGREEMENT (this “Agreement”) is adopted this 20th day of October, 2010, by and between THE SIMSBURY BANK & TRUST COMPANY a state-chartered commercial bank located in SIMSBURY, CONNECTICUT (the “Bank”), and MARTIN J. GEITZ (the “Executive”).

The purpose of this Agreement is to retain and reward the Executive by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive.  The Bank will pay the life insurance premiums from its general assets.

Article 1
Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.2
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Code” means the Internal Revenue Code of 1986, as amended.

1.5	“Effective Date” means October 20, 2010.

1.6	“Executive’s Interest” means the benefit set forth in Section 2.2.

1.7	“Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.8	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.9	“Plan Administrator” means the plan administrator described in Article 10.

1.10	“Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive’s life under this Agreement.

1.11
“Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death or disability.  Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

THE SIMSBURY BANK & TRUST COMPANY Endorsement Split Dollar Insurance Agreement

Article 2
Policy Ownership/Interests

2.1
Bank’s Interest.  The Bank shall own the Policies and shall have the right to exercise all incidents of ownership, and the Bank may terminate a Policy without the consent of the Executive.  The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Executive’s Interest is determined according to Section 2.2.

2.2
Executive’s Interest.  The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in this Section 2.2.  The Executive shall also have the right to elect and change settlement options with respect to the Executive’s Interest by providing written notice to the Bank and the Insurer.

2.2.1
Death Prior to Separation from Service.  If the Executive dies prior to Separation from Service, the Beneficiary shall be entitled to a benefit equal to Seven Hundred Fifty Thousand Dollars ($750,000), increased by four percent (4%) on each annual anniversary of the Effective Date; provided however, such benefit shall not exceed the Net Death Proceeds.

2.2.2	Death After Other Separation from Service. If the Executive dies after a Separation from Service, the Beneficiary shall be entitle to no benefit.

Article 3
Premiums and Imputed Income

3.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

3.2
Economic Benefit.  The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary.  The “life insurance premium factor’ is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

3.3	Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

THE SIMSBURY BANK & TRUST COMPANY Endorsement Split Dollar Insurance Agreement

Article 4
General Limitations – Removal

4.1
Removal.  Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act ("FDIA").

4.2
Suicide or Misstatement.  No benefits shall be payable if the Executive commits suicide within two years after the date of the Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 5
Beneficiaries

5.1
Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Executive participates.

5.2
Beneficiary Designation; Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

5.4
No Beneficiary Designation.  If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made payable to the Executive’s estate.

5.5
Facility of Payment.  If the Bank determines in its sole discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian or other legal representative of the person’s estate or to any trust created for the sole benefit of said person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

THE SIMSBURY BANK & TRUST COMPANY Endorsement Split Dollar Insurance Agreement

Article 6
Assignment

The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity or trust.  In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

Article 7
Insurer

The Insurer shall be bound only by the terms of its given Policy.  The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement.  The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 8
Claims And Review Procedure

8.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1
Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

8.1.2
Timing of Bank Response.  The Bank shall respond to such claimant within ninety (90) days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

THE SIMSBURY BANK & TRUST COMPANY Endorsement Split Dollar Insurance Agreement

8.1.3
Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

8.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2
Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

8.2.3
Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4
Timing of Bank’s Response.  The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

THE SIMSBURY BANK & TRUST COMPANY Endorsement Split Dollar Insurance Agreement

8.2.5
Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  In the event the Bank determines that the claim should be denied as a result of its review, then the Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based; and
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Article 9
Amendments And Termination

The Bank may amend or terminate the Agreement at any time, or may amend or terminate the Executive’s rights under the Agreement at any time prior to the Executive’s death, by providing written notice of such to the Executive.  In the event that the Bank decides to maintain the Policy after termination of the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

Article 10
Administration

10.1
Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose.  The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

10.2
Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

10.3
Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

10.4
Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

THE SIMSBURY BANK & TRUST COMPANY Endorsement Split Dollar Insurance Agreement

10.5
Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 11
Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators, and transferees and any Beneficiary.

11.2
No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

11.3
Applicable Law.  The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

11.4
Reorganization.  The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

11.5
Notice.  Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Compensation and Human Resources Committee Chairman
Board of Directors
Simsbury Bank and Trust Co., Inc.
760 Hopmeadow St.
Simsbury, CT 06070

THE SIMSBURY BANK & TRUST COMPANY Endorsement Split Dollar Insurance Agreement

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

11.6
Entire Agreement.  This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE	THE SIMSBURY BANK & TRUST COMPANY

/s/ Martin J. Geitz	By: Lincoln S. Young
Martin J. Geitz	Title: Chairman